Exhibit 10.1

Joseph D.  Lancia
109 Thornblade Blvd
Greer, SC 29650

RE: AMENDED AND RESTATED OFFER OF EMPLOYMENT, EFFECTIVE AS OF NOVEMBER 29, 2011

Dear Joseph:

On behalf of Scio Diamond Technology Corporation (the “Company”), I am very pleased to offer you (sometimes referred to as “Executive”) a full-time employment position with the Company.  This offer letter (the “Letter Agreement”) clarifies and confirms and memorializes the terms of your employment with the Company.

1.  START DATE

Your employment will commence with the Company on or about December 16, 2011 (the “Start Date”).

2.  POSITION AND REPORTING

Your position with the Company will be President / Chief Executive Officer.  At the discretion and direction of the Company’s Chairman, you will report directly to the Company’s Chairman.

3.  SALARY

As of the Start Date, your starting salary will be $225,000 annualized, payable bi-weekly in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes.  Because your position is exempt from overtime pay, your salary will compensate you for all hours worked.  The Chief Operating Officer, Board of Directors, or its Compensation Committee will review your salary annually.  Any increases will be effective as of the date determined by the Board of Directors or its Compensation Committee.

4.  ANNUAL DISCRETIONARY BONUS

The Board of Directors, in its sole and exclusive discretion, may vote to award you with an annual bonus.  Said bonus, if awarded, will be payable during the first payroll period following the calendar year for which it was awarded.

5.  BENEFITS

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements.  The Company does reserve the right to make any modifications in the benefits package that it deems appropriate.  The Company hereby provides you with 15 days paid vacation each calendar year.  You are also eligible to participate in any 401(k) retirement plan adopted and offered by the Company, subject to the terms and conditions thereof.

Exhibit 10.1 - Page - 1

6.  STOCK and STOCK OPTIONS

As we have discussed with you, the Company takes a long-term approach to investment, and its employees are its most important investments.  Our compensation structure is weighted towards equity ownership because we believe we will create the most value for the Company and its shareholders over time by having employees think and act like, and therefore be, owners.

You will be eligible to participate in any stock option plan adopted and incorporated by the Company (the “Options”).  The extent, terms and conditions of any Options provided to you will be determined by the Company’s Board of Directors or its Compensation Committee, if any, in its sole and unilateral discretion.  The strike price on any stock option grant provided to you will be determined by the Company’s Board of Director’s or its Compensation Committee’s assessment of the fair market value per share of such stock on the date that the Board of Directors or Compensation Committee approved your grant .

The Shares and any Options granted to you will be adjusted pursuant to any forward or reverse stock splits that occur during the vesting or applicable option period.

7.  EMPLOYMENT AT WILL

If you accept the Company’s offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause.  Any statements to the contrary that may have been made to you or that may be made to you by the Company, its agents, or representatives are superseded by this Letter.  Termination of your employment with the Company will be subject to the terms of the Proprietary Information and Inventions Agreement.

8.  CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of your employment pursuant to this Letter Agreement, we do require that you sign the accompanying Proprietary Information and Inventions Agreement, which is attached hereto and incorporated herein as Appendix A.

You should know that the Proprietary Information and Inventions Agreement significantly restrict your future flexibility in many ways.  For example, you will be unable to seek or accept certain employment opportunities for a period of 12 months after you leave the employ of the Company.

Exhibit 10.1 - Page - 2

9.  PRIOR APOLLO PATENTS

You agree to cooperate with the Company to perfect any assignments of intellectual property formerly owned by Apollo Diamond, Inc. and/or Apollo Diamond Gemstone Corporation (“Apollo IP”) to the Company.

10.  SEVERANCE

In the event that the Company terminates your employment without Cause, then the Company will pay you an aggregate amount equal to your annual salary as in effect prior to your termination, with such aggregate amount paid through equal periodic payments, in accordance with the Company’s payroll practices at the date of your termination, during the one (1) year following such termination, and the Company shall pay the full amount of your COBRA payments as of the monthly due date for such COBRA payments with respect to the first year following such termination; provided, that if your Change in Control Agreement with the Company (“Change in Control Agreement”) is in effect,  all payments under this Agreement shall cease, you will have no further entitlement to such payments, upon the occurrence of a Qualifying Change in Control, as provided in the Change in Control Agreement.  To the extent required by law, COBRA payments will be reported as income to you.

“Cause” shall mean (A)  the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or condition or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company) that is not remedied within 30 days after a written demand for substantial performance is delivered to Executive by the Chairman of the Board or the Chairman of the Compensation Committee which specifically identifies the manner in which Executive has not substantially performed Executive’s duties and that such failure if not remedied constitutes “Cause” under this Agreement, (B)  Executive’s conviction by a court of law, Executive’s admission in a legal proceeding that he is guilty or Executive’s plea of nolo contendere, in each case, with respect to a felony, (C) Disability, (D) death, or (E) Retirement or other voluntary termination of employment.  For purposes of the definition of “Cause,” no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.  “Disability” means Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one-hundred-eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given to Executive following such absence Executive shall have returned to the full-time performance of Executive’s duties.  “Retirement” means Executive’s termination of his employment on or after his attainment of age 65.  “Notice of Termination” shall mean a written notice of Executive’s termination by the Company, which written notice shall (i) indicate the specific Cause relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment for such Cause, and (iii) specify the date of termination; provided that the failure by the Company to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder; and further provided that in the event of a termination for Disability the date of termination shall be 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30 day period). “Terminate,” “terminated,” “termination,” or “termination of employment” shall mean “separation from service” as defined by Treasury Regulation § 1.409A-1(h).

Exhibit 10.1 - Page - 3

(a)           This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code and any regulations and Treasury guidance promulgated thereunder (the “Code”) to the maximum extent possible through the short term deferral exception of Treas. Reg. §1.409A-1(b)(4) and the separation pay plan exception of Treas. Reg. §1.409A-1(b)(9), and shall be interpreted and administered accordingly.  Any payments exempt under the separation pay plan exception shall be paid no later than the last day of the second calendar year following the calendar year in which Executive’s termination of employment occurs.  For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(b)           The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure exemption from, or as needed, compliance with, Section 409A of the Code.

(c)           The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.  The Company shall not be liable to Executive or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(d)           Notwithstanding the timing of any payments pursuant to Section 3 of this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)  With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (y) the date of the Employee’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

Exhibit 10.1 - Page - 4

(ii)   To the extent any benefits provided during the first six months after Executive’s termination are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the costs of such benefits during the first six months following termination and shall be reimbursed, to the extent such costs would otherwise have been paid by the Company or to the extent such benefits would otherwise have been provided by the Company at no cost to the Executive, the cost of such coverage six months after Executive’s termination.

11.  ADDITIONAL PROVISIONS

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States and the passing of a pre-employment drug test.  Additionally you must complete the Scio Employee Application and Background Check form attached.  Furthermore, as we are a “drug free” workplace and you will be required to submit to a pre-employment drug test.

This Letter Agreement and the agreements referenced herein and therein, contain the complete agreement between you and the Company with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements or representations by or between you and the Company, written or oral, which may have related to the subject matter hereof or thereof in any way, except for your Change in Control Agreement with the Company and the stock option agreements between you and the Company dated on or around May 7, 2012.

Neither you nor the Company may transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party.  Any purported transfer, assignment or delegation by either you or the Company will be null and void and of no force or effect.  This Letter Agreement shall be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement.

This Letter Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

Exhibit 10.1 - Page - 5

The internal law, without regard to conflicts of laws principles, of the State of South Carolina will govern all questions concerning the construction, validity and interpretation of this Letter Agreement and the performance of the obligations imposed by this Letter Agreement.  Any and every legal proceeding arising out of or in connection with this Letter Agreement shall be brought in the appropriate courts of the State of South Carolina, and each of the parties hereto consents to the exclusive jurisdiction of such courts .

No term or condition of this Letter Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Letter Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought .  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived .

Please review this Letter Agreement and the accompanying Proprietary Information and Inventions Agreement carefully and, if appropriate, have your attorney review these documents as well.  We encourage you to consult legal counsel to advise you regarding your obligations under this Letter Agreement and the accompanying Proprietary Information and Inventions Agreement before you sign these documents. If you wish to accept employment with the Company, please indicate so by signing this Letter Agreement, the accompanying Proprietary Information and Inventions Agreement attached as Appendix A, and completing the Scio Employee Application and Background Check form attached hereto and made a part hereof and return the originals to me .  You should retain copies of each agreement for your records.

We are very excited about our future relationship.  I hope that you will accept this offer of employment, as I look forward to a productive and mutually beneficial working relationship.  Please let me know if I can answer any questions for you about any of the matters outlined in this Letter Agreement and or any of its appendix or attachments referenced herein and made a part hereof .

Sincerely,

/s/ Edward S. Adams
Edward S. Adams
Chairman
Scio Diamond Technology Corporation

ACCEPTANCE

I accept employment with Scio Diamond Technology Corporation under the terms set forth in this Letter Agreement:

___/s/ Joseph D. Lancia _______
Joseph D.  Lancia

Dated as of ___8/6/12_________

Exhibit 10.1 - Page - 6

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Agreement is made between me, the undersigned employee (sometimes referred to as “Executive”), and Scio Diamond Technology Corporation (the “Company”), and is a material part of the consideration for my continued employment by the Company and further is entered into in consideration for a cash payment of $100, the premises, mutual covenants and representations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties:

1.           No Conflict.   I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.           Intellectual Property Assignment.   The Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know‐how, research, development, trade secrets, techniques, processes, procedures, plans, policies, discoveries, hardware, software, screens, specifications, designs, drawings, ideas and information made or conceived or reduced to practice, in whole or in part, by me or any other employee, independent contractor or agent of the Company during the term of my employment with Company (collectively, “Inventions”), and I will promptly disclose all Inventions to the Company. “Inventions” is to be broadly defined. By way of example and without limitation, Inventions include all items mentioned in the first sentence of this paragraph and any and all information concerning teaching techniques, processes, formulas, innovations, discoveries, improvements, research or development and test results, data, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics and agreements.

I hereby make all assignments necessary to accomplish the foregoing. I shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its agents as attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A. If I use or (except pursuant to this paragraph 2) disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

Exhibit 10.1 - Page - 7

3.           Prior Apollo IP.   I agree to cooperate with the company to perfect any assignments of intellectual property formerly owned by, or claimed to be owned by, Apollo Diamond, Inc. and/or Apollo Diamond Gemstone Corporation (“Apollo IP”) to the Company. To the extent I hold any existing rights in intellectual property that Apollo Diamond, Inc. and/or Apollo Diamond Gemstone Corporation claim to own, I hereby assign any and all such rights, without exception, to the Company. I shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its agents as attorneys-in-fact to act for and in my behalf to execute and file any document(s) and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

4.           Moral Rights.   To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

5.           Confidential Information.   I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers, potential customers, suppliers, strategic partners, service providers, employees, agents or shareholders of the Company) I develop, learn or obtain during the term of my employment that relate to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Proprietary Information.” Proprietary Information includes not only information disclosed by the Company or its clients to me in the course of my employment, but also information developed or learned by me during the course of my employment with the Company, such as Inventions (as defined above). Proprietary Information is to be broadly defined. Proprietary Information includes all information that has or could have commercial value or other utility in the business in which the Company or clients are engaged or contemplate engaging, which also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company or clients, whether or not such information is identified as Proprietary Information by the Company or clients, which does not rise to the level of a Trade Secret. By example and without limitation, Proprietary Information includes any and all information concerning teaching techniques, processes, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, know‐how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics, and agreements which does not rise to the level of a Trade Secret.  The term Trade Secret(s), as such term is used herein, means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  During the term of my employment and until the fifth anniversary of the conclusion of my employment with Company, I will hold in confidence and not divulge, disclose or otherwise use any Proprietary Information except within the scope of my employment by the Company. I further covenant and agree that during the term of my employment and at all times thereafter, I will hold in confidence and not divulge, disclose or otherwise use any Trade Secrets of the Company except within the scope of my employment by the Company.  However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. I acknowledge that all Proprietary Information, in any form or medium, including copies thereof is the sole and exclusive property of the Company. Upon termination of my employment, I will promptly return to the Company any and all items containing or embodying Proprietary Information in any form or medium (including all copies), except that I may keep a single personal copy of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

Exhibit 10.1 - Page - 8

6.           Non-Solicitation.   I agree that during the term of my employment and until the second anniversary of the conclusion of my employment with the Company, I will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment). I also agree that during the term of my employment (whether or not during business hours) and until the second anniversary of the conclusion of my employment with the Company, I will not solicit business from, divert business from, or attempt to convert to other methods of using or offering the same or similar products or services as provided by the Company or its affiliates to any person or entity that is or was a client or prospective client of the Company or its affiliates at any time during the 24 months prior to the date of termination of my employment and with whom I have had material contact.

7.           Non-Compete.   During Executive's employment with the Company and for a period of 12 months thereafter, Executive shall not (without the prior written consent of the Company) compete with the Company or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 5% investment in, a Competing Business located in the Territory.  “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company. “Business” shall mean the production of cultured diamonds, and any other related business engaged in by the Company or any of its Affiliates as of the date of termination.  “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.  “Territory” shall mean any state in the continental United States of America and the States of Alaska and Hawaii into which the Company has sold products during the 60 day period ending of the date of the Executive's termination.

8.           Survival.   I agree that my obligations under paragraphs 2, 3, 4, 5, 6 and 7 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 4 and 5 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

Exhibit 10.1 - Page - 9

9.           Governing Law; Choice of Forum.   Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of South Carolina without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable South Carolina law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also agree that if any restriction in this Agreement shall be determined to be invalid and unenforceable, it shall automatically be modified, or may be modified by a court of competent jurisdiction, to the extent necessary to make it valid and enforceable. I also understand that any breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. I hereby waive any requirement that the Company post a bond or similar security or instrument in connection with any action the Company may commence in an effort to enforce this Agreement.

10.           Miscellaneous.   Except for my employment agreement with the Company and my Change in Control Agreement with the Company, this Agreement supersedes all prior agreements and understandings between the parties—whether communicated in writing, orally or otherwise—and the representations, covenants and agreements herein shall be binding and in full force against the parties effective from the commencement of my employment with the Company. I may not assign this Agreement or any rights or obligations hereunder. This Agreement shall bind and inure to the benefit of each party and its respective successors, heirs and assigns. Any references to the “Company” in this Agreement shall include any subsidiary, affiliate, strategic partner, assign and/or successor of the Company or any similarly situated party.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

EXECUTIVE

/s/ Joseph D. Lancia
Joseph D. Lancia

Address:
109 Thornblade Blvd.
Greer, SC 29650

Date of Commencement of Employment
December 16, 2011

   8/3/12
Date Signed

Exhibit 10.1 - Page - 10

Accepted and Agreed to:
Scio Diamond Technology Corporation

/s/ Edward S. Adams
Edward S. Adams
Chairman

Exhibit 10.1 - Page - 11

APPENDIX A
PRIOR MATTER

Exhibit 10.1 - Page - 12